Exhibit 10.1

CONFIDENTIAL TRANSITION AGREEMENT AND GENERAL RELEASE

This Confidential Transition Agreement and General Release (“Agreement”) is entered into by and between Stericycle, Inc. (the “Company” or “Stericycle”) and Charles Alutto (“Employee”).

WHEREAS, Employee previously was selected to participate in the Company’s Executive Severance and Change in Control Plan with an effective date of September 1, 2016 (the “Severance Plan”);

WHEREAS, Employee and the Company desire to enter into an agreement regarding Employee’s separation of employment from the Company and a release of claims; and

WHEREAS, the Company desires to obtain Employee’s agreement to provide certain additional consulting services to the Company and to adhere to certain restrictive covenants and other obligations as set forth herein;

NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the Company and Employee agree as follows:

1.Separation from Employment/Board. Employee’s employment with the Company hereby is terminated effective as of the close of business May 2, 2019 (such date referred to herein as the “Termination Date”), unless the Termination Date is accelerated pursuant to Section 2 below). Employee shall also resign his position on the Company’s Board of Directors and any and all other officer positions that Employee holds with the Company and, as applicable, its affiliates, effective as of the Termination Date.

2.Transition Period.  Subject to the remainder of this Agreement, and provided that Employee signs and returns this Agreement to the Company within twenty-one (21) days after Employee’s receipt of this Agreement, does not revoke this Agreement pursuant to Section 19 below, and complies with the terms of this Agreement:

(a)Through the Termination Date (the “Transition Period”), Employee shall (i) remain a Company employee, in his current position and performing services on a full-time basis; (ii) transition Employee’s duties and responsibilities to such person(s) as are designated by the Company’s incoming Chief Executive Officer; and (iii) cooperate fully with all reasonable requests for information or assistance made by or on behalf of the Company relating to matters involving the Company or its affiliates.

(b)During the Transition Period, the Company will continue to pay Employee his current pro-rated base salary of $1,000,000, less required and authorized withholdings and deductions, and Employee will continue to participate in any available Company employee health benefit plans and policies in which Employee currently participates, as in effect or amended from time to time.  Employee will receive payment of his 2018 Annual Incentive Plan payment at the same time that other Company employees receive payment under

Exhibit 10.1

such plan.  Employee shall submit all requests to the Company for expense reimbursements, not including reimbursements attributable to the Consulting Period, no later than two weeks after the Termination Date. Any requests submitted thereafter shall not be eligible for reimbursement, except as required by applicable law.

(c)Notwithstanding the provisions of Section 1 and this Section 2, the Company may accelerate Employee’s Termination Date to (and thus the Transition Period will end on) a date prior to May 2, 2019 that is designated by the Company if Employee fails to comply with any of Sections 2 or 10-14 of this Agreement, or engages (or is determined to previously have engaged) in any conduct that would constitute Cause as defined in the Severance Plan.  In such event, Employee will not be entitled to any payment or other benefit under the Severance Plan or this Agreement (including, without limitation to provide any future Consulting Services (as defined below)), and will only be entitled to that portion of the salary and benefits in Section 2(b) of this Agreement that Employee accrues but is unpaid prior to the accelerated date of termination.

(d)Employee and the Company agree that they will not make any internal or external announcements regarding Employee’s separation from the Company prior to the completion of the Company’s formal internal or external announcements on the Q4 earnings call (February 28, 2019), provided that following the Company’s completion of such announcement(s), Employee may discuss his employment status consistent with the Company’s announcement as long as Employee does not violate any provision of this Agreement or any other agreement between Employee and the Company or any of its affiliates. The Board and the Company will draft internal or external announcements of Employee’s retirement from the Company with Employee’s input.  The Board, Company and Employee will collaborate on a communication plan to team members, customers and other stakeholders to reinforce a smooth transition.

3.Consulting Services.

(a)The Company and Employee agree that during his employment, Employee developed knowledge of the Company’s business strategies and operations, and that the Company desires that Employee provide part-time consulting services to the Company and its affiliates to assist them in their efforts to handle certain business and legal matters. Accordingly, subject to the terms of this Agreement, and provided that Employee signs and returns this Agreement to the Company within 21 days of his receipt thereof, signs and returns a Supplemental Release in the form attached as Exhibit A to this Agreement (the “First Supplemental Release”) to the Company within 21 days after the Termination Date, does not revoke either the Agreement or the First Supplemental Release per their respective terms, and complies with the terms of this Agreement, Employee shall provide consulting services to the Company and its affiliates as reasonably required by the incoming Chief Executive Officer or the Board of Directors of the Company with respect to such matters and on such other projects and tasks as the Company reasonably may require from time to time as the Company may reasonably direct (“Consulting Services”), commencing on the day after the Termination Date and ending on July 31, 2019, unless such Consulting Services are earlier terminated pursuant to Section 3(e) below (such period, the “Consulting Period”). During the Consulting Period, any request for

Exhibit 10.1

consulting services shall be scheduled so as not to unreasonably interfere with Employee’s then current personal or professional activities.   The Company will reimburse Employee for (i) all reasonable travel expenses incurred by Employee at the request of the Company in connection with providing Consulting Services to the Company, in accordance with the Company’s standard travel policy and (ii) other expenses approved in advance by the Company and incurred by Employee in connection with providing Consulting Services to the Company, in accordance with the Company’s reimbursement policy. Employee shall request reimbursement of said expenses no later than two weeks after the termination of the Consulting Period.  Employee may terminate his services as a consultant hereunder at any time upon ten (10) days’ advance notice to the Company. Upon such termination of Employee’s consulting services, the Company will have no further obligation to pay Employee consulting compensation other than amounts accrued but not yet paid.

Employee shall perform all Consulting Services diligently, and shall use reasonable efforts to provide services in the best interests of the Company and its affiliates and to the best of his professional ability and judgment. Employee and the Company agree that he will continue to provide services to the Company and its affiliates during the Consulting Period. Subject to the provisions of Section 10 of this Agreement, Employee obtaining third party employment alone, without mutual consultation and agreement by the parties hereto, shall not cause the Company to terminate the Consulting Services.  In the event that Employee becomes employed on a full or part-time basis during the Consulting Period, then the parties shall mutually agree on the time and methods by which Employee shall render consulting services to the Company.

(b)The parties acknowledge and agree that, during the Consulting Period: (i) Employee is being retained and shall perform Consulting Services solely as an independent contractor; (ii) he is not and shall not be considered an employee or agent of the Company or any of its affiliates for any purpose; (iii) he hereby waives participation in and benefits under any and all employee compensation and benefit plans and programs that the Company or its affiliates may offer to its employees now or in the future (except for benefits specifically due under this Agreement); (iv) service during the Consulting Period shall be counted for vesting purposes under Employee’s existing equity awards, in accordance with the terms of such awards, the underlying equity incentive plan and this Agreement; and (v) nothing in this Section 3 shall limit or otherwise affect Employee’s obligations under Section 10 of this Agreement.

(c)Notwithstanding the foregoing provisions of this Section 3, Employee’s eligibility to perform Consulting Services during the Consulting Period and to receive any payments or other benefits in accordance with Section 4 (subject to all remaining terms and conditions of this Agreement) is expressly conditioned on Employee executing and complying with this Agreement (including, without limitation, delivering and not revoking the First Supplemental Release) and not revoking this Agreement in accordance with Section 19 below.  Employee agrees that his execution of this Agreement (without later revoking it) is a material part of the consideration for the Company’s undertakings in this Agreement, and that if Employee does not so sign and return this Agreement or the First Supplemental Release as set forth herein (or if he revokes either of them), then he shall not be retained as an independent contractor to perform Consulting Services during the Consulting Period, shall not receive any compensation or other benefits under Section 4 or otherwise, and the Company shall have no

Exhibit 10.1

further obligations of any kind to Employee.

(d)In exchange for Employee’s Agreement to provide the Consulting Services, to adhere to his obligations under Sections 10-14 of this Agreement, and his other promises contained herein, subject to the terms of this Agreement, and provided that Employee signs and returns the First Supplemental Release to the Company within 21 days after the Termination Date, complies with this Agreement (including without limitation his post-termination obligations set forth in Sections 10-14 of this Agreement) and does not revoke this Agreement or the First Supplemental Release per their respective terms, the Company shall pay Employee a total gross amount that is equivalent to the gross amount of fifty thousand dollars ($50,000) for each calendar month, without any withholdings or deductions (“Monthly Consulting Fee”), with such amount payable no later than the fifteenth (15th) calendar day of each calendar month. Employee acknowledges and agrees that he will be solely responsible for all tax obligations with respect to the Monthly Consulting Fee, and further acknowledges and agrees that he would not be entitled to receive any payments set forth in this Section 3 but for his undertakings in this Agreement.

(e)Notwithstanding the provisions of this Section 3, the Company may accelerate the end date of the Consulting Period to a date prior to July 31, 2019 that is designated by the Company if (i) Employee fails to comply with his obligations under Section 3 of this Agreement, in which case, Employee will only be entitled to the compensation in Section 3(d) of this Agreement that Employee accrues but is unpaid prior to the accelerated date of termination of the Consulting Period, but he will remain eligible for benefits under the Severance Plan and other benefits specified in this Agreement (subject to the terms of the Severance Plan and the remaining terms of this Agreement); and (ii) Employee fails to comply with his obligations under Sections 10-14 of this Agreement or engages (or is determined to previously have engaged, based on information that the Company’s executive team was unaware of as of the date of this Agreement) in any conduct that would constitute Cause as defined in the Severance Plan, in which case, Employee will only be entitled to that portion of the compensation in Section 3(d) of this Agreement that Employee accrues but is unpaid prior to the accelerated date of termination of the Consulting Period, but will not be entitled to any payment or other benefit under the Severance Plan or this Agreement.

4.Severance Plan Benefits.

Subject to the terms of this Agreement and the Severance Plan, provided that Employee (i) signs and returns this Agreement to the Company within twenty-one (21) days after Employee’s receipt thereof, (ii) signs and returns to the Company the First Supplemental Release within twenty-one (21) days after (but not before) the Termination Date, (iii) with respect to and as a condition of all payments (or installments thereof) and other benefits that would be due to be paid after the conclusion of the Consulting Period, signs and returns to the Company an additional supplemental release in the form attached as Exhibit A to this Agreement (the “Second Supplemental Release,” together with the First Supplemental Release, the “Supplemental Releases”) within five (5) business days after (but not before) the conclusion of the Consulting Period, (iv) does not revoke this Agreement or the Supplemental Releases, and (v) complies with this Agreement, Employee shall be entitled to receive the following payments and other benefits:

Exhibit 10.1

(i)all Accrued Obligations (as defined in the Severance Plan);

(ii)Employee’s Pro-Rata Annual Incentive with respect to the Company’s 2019 fiscal year (as set forth in Section 4.01(a)(ii) of the Severance Plan), which shall be reduced (but not below zero) by the amount of any Annual Incentive paid to Employee with respect to the fiscal year during which the Termination Date occurs (for example, if the Annual Incentive is paid quarterly), which shall be paid at the same time and in the same form as the Annual Incentives for such fiscal year are paid to ongoing employees; but no later than two and one half months after the last day of the fiscal year following the fiscal year in which the Termination Date occurs;

(iii)a Severance Payment (as defined in the Severance Plan) in the gross amount of $4,000,000;

(iv)if Employee timely elects such continued coverage under COBRA (as defined in the Severance Plan), reimbursement from the Company for the employer-portion of Employee’s medical, vision, prescription and/or dental coverage for continued coverage under COBRA for 18 months following the Termination Date, and then, starting in the nineteenth (19th) month after the Termination Date and continuing for up to six (6) months, pay to the Employee in cash for each month an amount equal to (a) the documented cost of the Employee’s medical, vision, prescription and/or dental coverage, as applicable, (to the extent such coverage is comparable to the Company’s coverage) for the month, minus (b) the amount Employee would have been required to pay for medical, vision, prescription and/or dental coverage, as applicable, under the Company’s plans if he was an active employee for such month; provided that such reimbursements or payments under this Section 4(iv) will cease as of the date on which Employee becomes eligible for medical, vision, prescription and/or dental coverage from another employer;

(v)an extension through May 2, 2020 for Employee to exercise any Company stock options held by him;

(vi)reimbursement for outplacement benefits, upon presentation of receipt by Employee or outplacement provider, up to $25,000. To be eligible for reimbursement, the outplacement services must be incurred by no later than December 31, 2021;

(vii)vesting of a pro-rata portion of each restricted stock unit awards and stock options awards that is outstanding and unvested on the Termination Date, with pro-ration for each award based on a fraction, the numerator of which is the number of whole months that have elapsed from the grant date to the end of the Consulting Period and the denominator is the number of whole months in the applicable award’s vesting period; and

(viii)vesting of a pro-rata portion of each performance-based restricted stock unit award that is outstanding and unvested on the Termination Date, with pro-

Exhibit 10.1

ration for each award based on a fraction, the numerator of which is the number of whole months that have elapsed from the grant date to the end of the Consulting Period and the denominator is the number of whole months in the applicable award’s vesting period.  The pro-ration fraction will be paid out, based on actual performance at the end of the applicable vesting period.

Such payments and other benefits shall be paid or commence (as applicable) at such time(s) as set forth in the Severance Plan, subject to the terms of the Severance Plan and this Agreement.  Notwithstanding the foregoing, benefits under Section 4(vii) will vest as of the end of the Consulting Period and benefits under Section 4(viii) will vest and be paid, if at all, at the end of the performance period, in accordance with the timing provided under the applicable performance-based restricted stock unit award agreement.

For the avoidance of doubt, in the event that Employee fails to deliver the Second Supplemental Release (or if he revokes it), he shall no longer be eligible for, and shall not receive, any further payments or benefits (or any installments thereof) that are due to be paid under the Severance Plan or this Agreement after the date on which the Consulting Period ended. Employee agrees to notify the Company within ten (10) business days after he becomes eligible for medical, vision, prescription and/or dental coverage from another employer. Employee further acknowledges and agrees that under no circumstances shall Employee be eligible for, or receive, any duplicate payments under this Agreement and the Severance Plan.   Employee acknowledges that he has reviewed and understands the terms of the Severance Plan prior to signing this Agreement. Employee further acknowledges and agrees that the payments and other benefits under the Severance Plan and this Agreement provide Employee with valuable consideration to which Employee would not otherwise be entitled if Employee had not signed this Agreement and the Supplemental Releases, and that he will not be entitled to receive (or to continue to receive, as applicable) such payments and other benefits if he does not remain in compliance with this Agreement.

Employee understands and agrees that Employee’s execution of the First Supplemental Release within twenty-one (21) days after (but not before) the Termination Date and his execution of the Second Supplemental Release within five (5) business days after (but not before) the conclusion of the Consulting Period, without revoking either of them, are among the conditions precedent to the Company’s obligation to pay the amounts or benefits under the Severance Plan and this Agreement.

5.Employee Benefits. Except as expressly set forth in this Agreement or the Severance Plan or as otherwise required by applicable law, Employee’s participation in and rights under any Company employee benefit plans and programs (including, without limitation, non-qualified deferred compensation and equity award plans and programs) after the Termination Date will be governed by the terms and conditions of those plans and programs.

6.Released Parties. The term “Released Parties” as used in this Agreement includes: (a) the Company and its past, present, and future parents, divisions, subsidiaries, partnerships, affiliates, and other related entities (whether or not they are wholly owned); and (b) the past, present, and future owners, trustees, fiduciaries, administrators, shareholders, directors, officers, partners, agents, representatives, members, associates, employees, and attorneys of each entity

Exhibit 10.1

listed in subpart (a) above; and (c) the predecessors, successors, and assigns of each entity listed in subparts (a) and (b) above.

7.Release of All Claims. Employee, and anyone claiming through Employee or on Employee’s behalf, hereby waive and release the Company and the other Released Parties with respect to any and all claims, whether currently known or unknown, that Employee now has or has ever had against the Company or any of the other Released Parties arising from or related to any act, omission, or thing occurring or existing at any time prior to or on the date on which Employee signs this Agreement. Without limiting the generality of the foregoing, the claims waived and released by Employee hereunder include, but are not limited to:

(a)

all claims arising out of or related in any way to Employee’s employment, compensation, other terms and conditions of employment, or termination from employment with the Company, including without limitation all claims for any advance (or particular form of) notice of termination, any compensation payments, bonus, equity, or any other compensation or benefit;

(b)

all claims that were or could have been asserted by Employee or on his behalf: (i) in any federal, state, or local court, commission, or agency; or (ii) under any common law theory (including without limitation all claims for breach of contract (oral, written or implied), wrongful termination, defamation, invasion of privacy, infliction of emotional distress, tortious interference, fraud, estoppel, unjust enrichment, and any other contract, tort or other common law claim of any kind); and

(c)

all claims that were or could have been asserted by Employee or on his behalf under: (i) the Age Discrimination in Employment Act, as amended; and (ii) any other federal, state, local, employment, services or other law, regulation, ordinance, constitutional provision, executive order or other source of law, including without limitation under any of the following laws, as amended from time to time: Title VII of the Civil Rights Act of 1964, 42 U.S.C.§§ 1981 & 1981a, the Americans with Disabilities Act, the Equal Pay Act, the Employee Retirement Income Security Act, the Lilly Ledbetter Fair Pay Act of 2009, the Family and Medical Leave Act, the Genetic Information Nondiscrimination Act, the Fair Credit Reporting Act, the Illinois Human Rights Act, and the Illinois Equal Pay Act.

Notwithstanding this Section 7, nothing in this Agreement shall require Employee to waive or release: (i) any claim for workers’ compensation or unemployment insurance benefits or any claim that cannot be waived or released by law; (ii) any right to coverage under any directors’ or officers’ insurance policy covering Employee or under the Indemnification Agreement (as described in Section 16 herein); (iii) any claim for any vested benefits to which Employee is otherwise entitled pursuant to the terms and conditions of any of applicable benefit plans; (iv) any rights to payments owed under this Agreement or right to enforce this Agreement; (v) any rights relating to any equity held by Employee; (vi) any right to continuation of his health or dental benefits as provided by law; and (vii) any claims which arise after the date of Employee’s signature below.

As of February 28, 2019, the Company does not have a present intention to bring a claim, now or

Exhibit 10.1

in the future, against Employee.

8.No Other Actions or Claims. Employee represents and warrants that: (a) there has not been filed by Employee or on Employee’s behalf any legal or other proceedings against any of the Released Parties (provided, however, that Employee need not disclose to the Company, and the foregoing representation and warranty in this subpart (a) does not apply to, conduct or matters described in Section 17 below); (b) Employee is the sole owner of the claims that are released in Section 7 above; (c) none of these claims has been transferred or assigned or caused to be transferred or assigned to any other person, firm or other legal entity; and (d) Employee has the full right and power to grant, execute, and deliver the releases, undertakings, and agreements contained in this Agreement.  Employee further agrees that Employee shall not at any time become a party to, or otherwise become a class- or collective-member or other similar claimant in, any class, collective, representative, multiple-plaintiff, or other consolidated or similar action in any court or arbitration against any of the Released Parties that involves or is based upon any claim waived and released by Employee in Section 7 above, and will take all steps necessary to opt out of any such actions.

9.No Other Payments or Benefits. Except as expressly provided in the Severance Plan and this Agreement, Employee acknowledges and agrees that he is not entitled to and will not receive any other compensation, payments, benefits, or recovery of any kind from the Company or the other Released Parties, including without limitation any bonus, severance, equity or other payments. In the event of any complaint, charge, proceeding or other claim (collectively, “Claims”) filed with any court, other tribunal, or governmental or regulatory entity that involves or is based upon any claim waived and released by Employee in Section 7 above, Employee hereby waives and agrees not to accept any money or other personal relief on account of any such Claims for any actual or alleged personal injury or damages to Employee, including without limitation any costs, expenses and attorneys’ fees incurred by or on behalf of Employee (for avoidance of doubt, Employee is not waiving Employee’s eligibility to receive any award under applicable law, if any, for providing truthful information to a Government Agency (as defined below)).

10.Restrictive Covenants.

(a)

During the Transition Period, Consulting Period and for a period of 24 months following the expiration of the Consulting Period, Employee shall not directly or indirectly engage in, accept employment with, or have a financial or other business interest in any Competing Business (the “Noncompetition Covenant”).

(b)

During the Transition Period, Consulting Period, and for a period of 24 months following the expiration of the Consulting Period, Employee shall not directly or indirectly (i) solicit for a Competing Business any customer or account of Stericycle that Employee had dealings with or supervisory responsibility for, or had access to Confidential Information relating to, during the 12 months ending on the date of termination of Employee’s employment; or (ii) solicit for employment or hire away any employee of Stericycle who was a full-time or part- time employee of Stericycle at any time during the 12 months ending on the date of termination of Employee’s employment, regardless of whether the employee is or was

Exhibit 10.1

employed on an “at will” basis or pursuant to a written agreement (collectively, the “Nonsolicitation Covenants”).

(c)

For purposes of this Agreement, “Business” means a person, proprietorship, partnership, joint venture, limited liability company, corporation, enterprise or other entity, whether proprietary or not-for-profit in nature. “Competing Business” means a Business that engages in the same or substantially the same business as the Covered Stericycle Business(es) from or at any location in the Restricted Area. “Covered Stericycle Business” means the Stericycle Business(es) in which Employee worked or had executive oversight responsibilities, or for which Employee provided sales, marketing, servicing, administrative or consulting support, during the 12 months ending on the date of termination of Employee’s employment. “Stericycle Business” and “Restricted Area” are defined in Exhibit B hereto.

(d)

Employee’s Noncompetition Covenant shall apply to Employee regardless of the capacity in which Employee is acting, that is, whether as an employee, sole proprietor, partner, joint venturer, limited liability company manager or member, shareholder, director, consultant, adviser, principal, agent, lender, seller, buyer, supplier, vendor or in any other capacity or role. Employee’s Noncompetition Covenant shall not be violated, however, by reason of Employee’s ownership of less than 1% of the outstanding shares of any publicly-traded corporation or other entity. In addition, Employee’s Noncompetition Covenant shall not be violated if (i) Employee’s services are provided to a subsidiary, division or branch of a Competing Business but the subsidiary, division or branch is not itself a Competing Business, or if (ii) the services that Employee provides as an employee of or consultant to a Competing Business are not the same or substantially similar in nature to the services that Employee provided to Stericycle during the 12 months ending on the date of termination of Employee’s employment.

(e)

The duration of the time periods set forth above shall be extended by a length of time equal to (i) the period during which Employee is in violation of Employee’s Noncompetition Covenant and/or Nonsolicitation Covenants (as applicable) and (ii) without duplication, any period during which litigation that Stericycle institutes to enforce such covenants is pending (to the extent that Employee is in violation of such covenants during this period). In no event, however, shall any such extension of such time period(s) exceed 12 months.

(f)

Employee agrees that Employee’s violation of any of the covenants in this Section 10 would cause irreparable harm to Stericycle for which money damages alone would be both difficult to determine and inadequate to compensate Stericycle for its injury. Employee accordingly agrees that if Employee violates any of provision of this Section 10, Stericycle shall be entitled to obtain a temporary restraining order and a preliminary and permanent injunction to prevent Employee’s continued violation, without the necessity of proving actual damages or posting any bond or other security. This right to injunctive relief shall be in addition to any other remedies to which Stericycle may be entitled (including, for example, any remedies available under the Illinois Trade Secrets Act, 815 ILCS 1065/1, et seq.). If Stericycle prevails in its lawsuit against Employee, Employee shall pay Stericycle’s attorneys’ fees and court costs in prosecuting its lawsuit.  Employee agrees that if the court in which Stericycle seeks injunctive

Exhibit 10.1

relief, or otherwise seeks to enforce any provision of this Agreement, determines that any of restriction in this Section 10 is too broad in scope or geographical area or too long in duration to be valid and enforceable, the scope, area or duration may be reduced to limits that the court considers reasonable and, as so reduced, Employee’s Noncompetition Covenant and Nonsolicitation Covenants may be enforced against Employee.

(g)

Employee acknowledges and agrees that he is receiving benefits under this Agreement for which he would not otherwise be eligible or entitled to receive but for his promises in this Section 10. Stericycle and Employee acknowledge and agree that the restrictions in this Section 10 are reasonably necessary for the protection of Stericycle’s legitimate business interests and are reasonably limited in respect of the scope of the activities that they prohibit and in respect of their duration, geographical area and effect on Employee and the public. The parties acknowledge that the purpose of the provisions in this Section 10 are to protect Stericycle from unfair competition by Employee. Nothing in this Agreement is intended to prevent Employee from obtaining a livelihood.

11.Additional Employee Acknowledgments. Employee hereby acknowledges that he is and will remain subject to the Company’s clawback policy, as in existence from time to time, and reaffirms his commitment to comply in full with all of his obligations under those Employee Covenant Agreements, each of which shall remain in full force and effect in accordance with their respective terms, except as otherwise provided in Section 17 below. Without limiting the foregoing in any way, and except as otherwise provided in this Section 11 and in Section 17 below, Employee shall immediately upon the Termination Date return to the Company all information (electronic and hardcopy) and other property of the Company and its affiliates in his possession or control, including without limitation all confidential and proprietary information of the Company and its affiliates and all computer equipment, electronic storage devices, Company-provided credit cards, keys and other access cards, and electronic and hardcopy files.  Notwithstanding the foregoing, during the Consulting Period, Employee may retain his Company provided laptop, smart-phone and tablet/iPad subject to such alteration by the Company’s IT department as deemed appropriate by the Company, and, except as provided below, Employee shall immediately return such devices to the Company at the end of the Consulting Period.  Subject to the Company’s IT department removing all Company information from the Employee’s iPad/tablet, Employee may retain his iPad/tablet and his phone number following the end of the Consulting Period.

12.Cooperation. Through and following the Termination Date, and except as otherwise provided in Section 17, Employee shall continue to reasonably cooperate fully with the Company and the other Released Parties (defined below) in transitioning his responsibilities as reasonably requested by the Company’s Chief Executive Officer or the Board of Directors, and shall cooperate fully in any administrative, investigative, litigation or other legal matter(s) that may arise or have arisen involving the Company or any of the other Released Parties and which in any way relate to or involve Employee’s employment with the Company or in which Employee has or may have knowledge of by virtue of his employment by or service to the Company or any related entity. Employee’s obligation to reasonably cooperate hereunder shall include, without limitation, meeting and conferring with such persons at such times and in such places as the Company and the other Released Parties may reasonably require, and giving

Exhibit 10.1

truthful information and truthful testimony, and executing and delivering to the Company and any of the other Released Parties any truthful papers, in each case, as reasonably requested by any of them. Employee will comply with this Agreement upon reasonable notice from the Company that the Company or its attorneys believe that his compliance would be helpful in the resolution of an investigation or the prosecution or defense of claims.  In the event that Employee determines that a conflict of interest exists between Employee and the Company, and subject to the terms of the Indemnification Agreement, Company will pay for Employee to be represented by his choice of counsel.  Employee shall be reimbursed for reasonable out-of-pocket expenses that Employee incurs in rendering cooperation pursuant to this Section 12 within 14 business days of presentation of receipts to the Company’s Chief People Officer.  After the Consulting Period, Employee will be reimbursed for his services with respect to the Company’s ongoing business operations at rate to be agreed upon between the Employee and the Company, commensurate with the rate of other corporate consultants with similar qualifications.  Said cooperation must not interfere with the executive’s business or personal responsibilities.

13.Filing. The parties acknowledge and agree that this Agreement will be publicly filed with the SEC.  Prior to the filing with the SEC, except as required by law, and except as provided in Section 17 below: (a) Employee agrees not to disclose the existence or terms of this Agreement to any third parties with the exception of Employee’s accountants, attorneys, and spouse, provided that each such person shall be bound by this confidentiality provision and Employee shall ensure such confidentiality; and (b) Employee will give the Company immediate notice and a copy of any subpoena or other legal requirement that Employee make any otherwise prohibited disclosure, prior to making any such disclosure to the extent practicable, to permit the Company to seek a protective order or other appropriate relief.

14.Mutual Nondisparagement and References. Except as otherwise provided in Section 17 below, Employee shall refrain from all conduct, verbal or otherwise, that disparages or damages the reputation, goodwill, or standing in the community of the Company or any of the other Released Parties. The Company agrees that any individuals who are officers and board members of the Company as of the date Employee executes this Agreement (for as long as such individuals are employed by the Company) shall refrain from all conduct, verbal or otherwise, that disparages or damages the reputation, goodwill, or standing in the community of Employee. Employee shall direct all prospective employers inquiring or reasonably likely to inquire with the Company about his employment to the Company’s then current Chief Executive Officer or the Company’s Chief People Officer (or such individuals’ successor(s) and Chairman of the Board, Bob Murley.  A disparaging statement is any communication, oral or written, which would tend to cause the recipient of the communication to question the business condition, integrity, competence, fairness, or good character of the person or entity to whom the communication relates. This provision will not prohibit the parties: (i) from speaking freely with their attorneys; (ii) from responding to what a party believes to be disparaging, defamatory or slanderous statements made by or on behalf of the other party to the extent necessary to correct or refute such statements, provided that the complaining party has first notified the other party of the purported statement and the source thereof and given the other 7 days to address, explain, mitigate or withdraw the alleged statement; or (iii) from testifying truthfully where compelled or requested by any court, arbitrator, governmental agency, administrative body or other legal processes, including in connection with the enforcement of this Agreement.

Exhibit 10.1

15.No Right to Employment or Services Relationship. Employee acknowledges and agrees that Employee has no present or future right to employment with the Company or any of the other Released Parties, and will not apply or seek consideration for any employment, engagement, or contract with any of them.

16.Indemnification. Notwithstanding anything contained herein to the contrary, Employee retains all rights under the Indemnification Agreement by and between the parties hereto, dated January 1, 2015 (the “Indemnification Agreement”), and nothing herein shall supersede the protections afforded to Employee as outlined under the Indemnification Agreement, Employee reserves all remedies available thereunder, and such Indemnification Agreement remains in full force and effect hereinafter, subject to its terms. To be eligible for any advances under the Indemnification Agreement, Employee shall enter into a written undertaking as provided in the Indemnification Agreement.

17.Non-Interference. Employee understands that nothing contained in this Agreement limits Employee’s ability to report possible violations of law or regulation to, or file a charge or complaint with, the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Department of Justice, the Congress, any Inspector General, or any other federal, state or local governmental agency or commission (each a “Government Agency”). Employee further understands that this Agreement does not limit Employee’s ability to communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency without notice to the Company, or nor limit Employee’s ability to respond if properly subpoenaed or otherwise required to do so under applicable law. This Agreement does not limit Employee’s right to receive an award for information provided to any Government Agency.

18.No Admission. Nothing in this Agreement is intended to or shall be construed as an admission by the Company or any of the other Released Parties that any of them violated any law, interfered with any right, breached any obligation or otherwise engaged in any improper or illegal conduct with respect to Employee or otherwise. The Company and the other Released Parties expressly deny any such illegal or wrongful conduct.

19.ACKNOWLEDGMENTS. EMPLOYEE ACKNOWLEDGES, UNDERSTANDS, AND AGREES THAT: (a) EMPLOYEE HAS READ AND UNDERSTANDS THE TERMS AND EFFECT OF THIS AGREEMENT; (b) EMPLOYEE RELEASES AND WAIVES CLAIMS UNDER THIS AGREEMENT KNOWINGLY AND VOLUNTARILY, IN EXCHANGE FOR CONSIDERATION IN ADDITION TO ANYTHING OF VALUE TO WHICH EMPLOYEE ALREADY IS ENTITLED; (c) EMPLOYEE HEREBY IS AND HAS BEEN ADVISED TO HAVE EMPLOYEE’S ATTORNEY REVIEW THIS AGREEMENT (AT EMPLOYEE’S COST, SUBJECT TO REIMBURSEMENT BY THE COMPANY OF UP TO $15,000 FOR REASONABLE ATTORNEYS FEES ASSOCIATED WITH THIS REVIEW) BEFORE SIGNING IT; (d) EMPLOYEE HAS TWENTY-ONE (21) DAYS IN WHICH TO CONSIDER WHETHER TO EXECUTE THIS AGREEMENT; AND (e) WITHIN SEVEN (7) DAYS AFTER THE DATE

Exhibit 10.1

ON WHICH EMPLOYEE SIGNS THIS AGREEMENT, EMPLOYEE MAY, AT EMPLOYEE’S SOLE OPTION, REVOKE THE AGREEMENT UPON WRITTEN NOTICE TO THE COMPANY’S CHIEF PEOPLE OFFICER, 4010 COMMERCIAL DRIVE, NORTHBROOK, ILLINOIS 60062, AND THE AGREEMENT WILL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THIS SEVEN-DAY REVOCATION PERIOD HAS EXPIRED WITHOUT ANY REVOCATION BY EMPLOYEE. IF EMPLOYEE REVOKES THIS AGREEMENT, HE SHALL NOT BE ENTITLED TO ANY PAYMENT OR OTHER BENEFIT UNDER THE SEVERANCE PLAN OR THIS AGREEMENT.

20.Remedies. Employee acknowledges and agrees that a breach by him of any provision of Sections 10-14 of this Agreement will result in immediate and irreparable harm to the Company and its affiliates for which full damages cannot readily be calculated and for which damages are an inadequate remedy. Accordingly, Employee agrees that the Company and its affiliates shall be entitled to injunctive relief to prevent any such actual or threatened breach or any continuing breach by Employee (without posting a bond or other security), without limiting any other remedies that may be available to them. Employee further agrees to reimburse the Company and its affiliates for all costs and expenditures, including but not limited to reasonable attorneys’ fees and court costs, incurred by any of them in connection with the successful enforcement of any of their rights under any of Section 10-14 of this Agreement.  Employee further agrees that, notwithstanding any other provision herein, upon any proven breach by him of any of Sections 10-14 of this Agreement or in the event that the Company subsequently determines that Employee engaged in conduct prior to the Termination Date constituting Cause (as defined in the Severance Plan), he shall promptly repay to the Company (but in no event later than seven (7) days following the date on which Employee is given notice of such breach or conduct) any and all payments and other benefits already paid to Employee under the Severance Plan and this Agreement, and he shall not be eligible to receive (and will not receive) any then-remaining payments or other benefits.  Nothing herein shall, or is intended to, in any way limit or restrict the damages or other relief that the Company and its affiliates may seek and recover in the event of a breach by Employee of any provision of this Agreement.

21.Notice. Any notice, request, or other communication required or permitted to be given under this Agreement shall be made to the following addresses or to any other address designated by either of the parties hereto by notice similarly given: (a) if to Employee, to the last address or personal e-mail address on the Company’s records and (b) to the Company shall be made to the Company’s Executive Vice President and General Counsel, 28161 North Keith Drive, Lake Forest, IL 60045 and Kurt.Rogers@stericycle.com. All such notices, requests, or other communications shall be sufficient if made in writing either (w) by personal delivery to the party entitled thereto, (x) by email upon delivery confirmation of receipt of the email, (y) by certified mail, return receipt requested, or (z) by express courier service, and shall be effective upon personal delivery, upon confirmation of receipt of email transmission, upon the fourth calendar day after mailing by certified mail, or upon the second calendar day after sending by express courier service.

22.Entire Agreement, Amendment, Waiver, Assignment and Headings. This Agreement together with the Severance Plan, the Indemnification Agreement, and all underlying equity award agreements and plans governing the equity awards held by Employee as of the

Exhibit 10.1

Termination Date embody the entire agreement and understanding of the parties hereto with regard to the matters described herein and supersedes any and all prior and/or contemporaneous agreements and understandings, oral or written, between said parties regarding such matters, except as otherwise provided in Section 10 above. Notwithstanding the foregoing and any other language in this Agreement, this Agreement does not supersede or preclude the enforceability of any restrictive covenant provision contained in any prior agreement entered into by Employee or of the Company’s clawback policy, as in existence from time to time. Further, no prior restrictive covenant supersedes or precludes the enforceability of any provision contained in this Agreement. Employee acknowledges and agrees that in entering into this Agreement, Employee is not relying on any alleged assurances, representations, promises, statements, warranties or information by the Company or any of its representatives except as specifically and expressly set forth in this Agreement and the Severance Plan. This Agreement may be modified only in a written agreement signed by both parties, and any party’s failure to enforce this Agreement in the event of one or more events which violate this Agreement shall not constitute a waiver of any right to enforce this Agreement against subsequent violations. This Agreement is enforceable by the Company and its affiliates and may be assigned or transferred by the Company to, and shall be binding upon and inure to the benefit of, any parent or other affiliate of the Company or any person which at any time, whether by merger, purchase, or otherwise, acquires all or substantially all of the assets, stock or business of the Company or of any division thereof.  Employee may not assign any of his rights or obligations under this Agreement. The Section headings used herein are for convenience of reference only and are not to be considered in construction of the provisions of this Agreement.

23.Governing Law and Venue. This Agreement shall be construed and interpreted in accordance with the internal laws of the State of Illinois, without regard to its choice of law rules. Employee agrees that any litigation arising under or relating to this Agreement shall be brought exclusively in a state or federal court sitting in Lake County or Cook County, Illinois, and the parties irrevocably consent to the exercise of personal jurisdiction over them by any such court and waive any objection to venue or jurisdiction based on forum non conveniens.

24.Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

25.Section 409A. The intent of the parties is that payments and benefits under this Agreement are exempt from or comply with Section 409A of the Code and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted in accordance with that intent. Employee confirms that his “separation from service” date, for purposes of Section 409A of the Code was the Termination Date.  In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on Employee by Section 409A of the Code or damages for failing to comply with Section 409A of the Code. To the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Section 409A of the Code, (a) all expenses or other reimbursements hereunder shall be made on before to the last day of the taxable year following

Exhibit 10.1

the taxable year in which such expenses were incurred by Employee, (b) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (c) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year. For purposes of Section 409A of the Code, Employee’s right to receive installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company; provided that if the timing of the payment is contingent on the lapse or expiration of the revocation period for this Agreement and such revocation period could, as of the Termination Date, lapse either in the same year as the Termination Date or in the following year, the actual date of payment within the specified period shall be in such following year.  To the extent that this Agreement or any part hereof is deemed to be a nonqualified deferred compensation plan subject to Section 409A of the Code, the parties hereto agree to amend this Agreement, if necessary, for the purpose of complying with Section 409A of the Code promptly upon issuance of any regulations or guidance thereunder; provided that any such amendment shall not materially change the present value of the benefits payable to Employee or otherwise materially and adversely affect Company, without the consent of such party.

26.Death of Employee.  For the avoidance of doubt, if Employee dies prior to receiving all amounts due to Employee under the terms of this Agreement, any remaining amounts due to Employee under this Agreement shall be paid to Employee’s beneficiary (as defined under the Severance Plan), in accordance with the terms of the Severance Plan.  If Employee dies prior to the end of the Consulting Period, any pro-rata vesting under Section 4 will be calculated based on Employee’s date of death.

27.Counterparts. This Agreement may be executed in multiple counterparts and may be transmitted electronically by pdf, each of which shall be deemed an original, and both of which together shall constitute one and the same instrument.

Exhibit 10.1

THE PARTIES STATE THAT THEY HAVE READ AND UNDERSTAND THE FOREGOING AND KNOWINGLY AND VOLUNTARILY INTEND TO BE BOUND THERETO:

CHARLES ALUTTO /s/ Charles Alutto Date: February 28, 2019	STERICYCLE, INC. By: /s/ Kurt M. Rogers Title: Executive Vice President, General Counsel and Corporate Secretary Date: February, 28, 2019

Exhibit 10.1

EXHIBIT A

Supplemental Release

[See attached].

Exhibit 10.1

EXHIBIT B

Definitions of “Stericycle Business” and “Restricted Area”

“Stericycle Business” means the following:

(a)a business conducted by Stericycle that:

(1)collects, transports, treats or disposes of regulated medical waste, pharmaceutical waste or hazardous, special or radioactive waste, or

(2)	provides collection or processing services for sharp-edged regulated medical waste (“sharps”) (to the extent that these activities are not otherwise covered by the preceding subclause (a)(1)), or
(3)

provides (i) emergency response services for spills of liquid or solid hazardous or non-regulated substances, (ii) electronic equipment recycling services or (iii) on-site or off-site document destruction services, or

(4)	provides training and education programs, consulting services or contract management services relating to activities described in any of the preceding subclauses (a)(1)-(3), or

(b)a business conducted by Stericycle that:

(1)collects, processes or disposes of pharmaceutical returns or provides other pharmaceutical management services, or

(2)provides product recall, returns or specialized reverse logistics services, including (but not limited to) sustainability services, or

(3)provides resource management services analyzing invoices and contracts to determine weight, volume and pricing for all waste vendors, or

(4)provides (i) live and automated communication and call center services for healthcare providers and other businesses, including (but not limited to) daytime, after-hours or web-enabled call management, appointment scheduling, notification or other messaging services, and (ii) patient communication or outreach services, or

(5)provides notification response solutions, including (but not limited to) crisis communications, voice broadcast or interactive voice response tools, or

(6)provides, for operators of multi-unit retail locations and other businesses, (i) customer and market data collection, translation or analysis services through interactive voice response (IVR) or interactive web response (IWR) surveys, rapid response surveys or mystery shopping applications, or (ii) operational and employee data collection, translation or analysis services through mystery shopping applications, audit programs or IVR, IWR, rapid response or other surveys, or

Exhibit 10.1

(7)designs, develops, sells, markets, distributes, maintains or supports software programs or information technology (i) for the collection, processing or disposal of pharmaceutical returns or (ii) for product recall, returns or specialized reverse logistics services or (iii) for patient or customer communication services or (iv) in the case of the health care industry, for training, OSHA and other regulatory or accreditation compliance, infection control, billing and reimbursement, or recordkeeping and related functions, or

(8)provides training and education programs, consulting services or contract management services relating to activities described in any of the preceding subclauses (b)(1)-(7), or (c) any other business or business activity conducted by Stericycle at any time during the 12 months ending on the date of termination of Employee’s employment

“Restricted Area” means the following:

(a)

if a Business is a Competing Business in relation to a Covered Stericycle Business described in clause (a) of the definition of “Stericycle Business,” the term “Restricted Area” means (i) the United States and (ii) each other country in which any customer that Employee had dealings with or supervisory responsibility for, or had access to Confidential Information relating to, is located during the two- year period ending on the date of termination of Employee’s employment; and

(b)

if a Business is a Competing Business in relation to a Covered Stericycle Business described in clause (b) of the definition of “Stericycle Business,” the term “Restricted Area” means (i) the United States and (ii) each other country where Employee worked, or where Employee had direct or indirect supervisory responsibility for operations, at any time during the two-year period ending on the date of termination of Employee’s employment.

Capitalized terms not defined in this Exhibit B shall have the same definition as set forth in the Confidential Separation Agreement and General Release to which this Exhibit B is attached.